FOR IMMEDIATE RELEASE
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                 PROCTER & GAMBLE - FIRST QUARTER 2002/03 UPDATE
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   PROCTER & GAMBLE GUIDES HIGHER ON TOP LINE AND BOTTOM LINE FOR THE QUARTER


         CINCINNATI, Sept. 5, 2002 - The Procter & Gamble Company today stated it is raising its sales and earnings per share growth guidance for the September 2002 quarter behind strong volume performance.

         Volume is expected to grow double digits behind the Clairol acquisition, strong performance by the health care business unit, and continued strength in developing markets. Excluding the impact of acquisitions and divestitures, volume growth is forecasted to be in the high single digit range.

         Sales, excluding foreign exchange, are expected to finish the quarter with growth in the high single digit percent range. At current rates, foreign exchange will have a slightly positive impact on the top line.

         Core earnings per share, which excludes restructuring charges, are expected to grow in the mid teens range.

         Operating margins for the quarter are anticipated to be higher versus the comparative quarter year-ago. However, gross margin improvements are expected to be largely offset by increased marketing, research, administration and other spending.

         The company's guidance for fiscal 2003 remains unchanged from that provided previously. Core earnings per share are expected to grow at the company's long-term growth target of double digits. Sales, excluding foreign exchange impacts, are expected to grow four to six percent. Foreign exchange effects are expected to have minimal impact on the top line over the year.

         All statements, other than statements of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include the achievement of the business unit volume and income growth projections (including the ability to achieve growth projections in significant developing markets), the successful integration of the Company's O-2005 structure, the ability to maintain key customer relationships, the achievement of the company's cost containment goals, the continued political and/or economic uncertainty in Latin America and the Middle East, any political and/or economic uncertainty due to terrorist activities, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recently filed Forms 10-K and 8-Ks.

ABOUT PROCTER & GAMBLE
----------------------

P&G is celebrating 165 years of providing trusted quality brands that make every day better for the world's consumers. We market nearly 300 brands - including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol(R) - in more than 160 countries around the world. The P&G community consists of nearly 102,000 employees working in almost 80 countries worldwide. Please visit www.pg.com for the latest news and in-depth information about P&G and its brands.

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     P&G MEDIA CONTACT:                     P&G INVESTOR RELATIONS CONTACT:
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     1-866-PROCTER                          John P. Goodwin  - (513) 983-2414